Corcept Therapeutics Announces Third Quarter Results and Corporate Update

MENLO PARK, CA -- (Marketwire - October 31, 2012) - Corcept Therapeutics Incorporated (NASDAQ: CORT), a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic and psychiatric disorders, today reported its financial results for the quarter ended September 30, 2012.

Corcept reported a net loss of $8.3 million, or $0.08 per share, for the third quarter of 2012, compared to a net loss of $6.4 million, or $0.08 per share, for the third quarter of 2011.

For the third quarter of 2012, which was the first full quarter in which Korlym was available, Corcept recognized approximately $1.1 million in net product sales, after deducting associated government rebates, chargebacks and other allowances. Cost of sales for the period was $24,000, which consisted primarily of the cost of stability testing.

Operating expenses for the quarter were $8.7 million, compared to $6.4 million for the third quarter of 2011.

  Selling, general and administrative expenses were $5.7 million, compared to $3.2 million for the comparable period in 2011. This increase was primarily due to increased staffing, consultancy and other professional services costs related to the commercialization of Korlym.

  Research and development expenses were $3.0 million, compared to $3.2 million for the comparable period in 2011. The decrease was primarily due to (i) lower consultancy costs, which fell when we finished prosecuting our New Drug Application for Korlym and (ii) decreased clinical trial costs, which were lower because we had completed our phase 3 study of Korlym for Cushing's syndrome. These decreases were partially offset by the cost of expanding our (i) phase 3 trial of mifepristone for the treatment of psychotic depression and (ii) discovery and development of our next-generation selective GR-II antagonists.

Corcept's cash balance as of September 30, 2012 was $101.6 million, as compared to $39.6 million at December 31, 2011, and included net proceeds of (i) $13.3 million from our March 2012 financing transaction and other warrant and option exercises, (ii) $46.1 million from our July 2012 financing transaction and (iii) $29.9 million from our August 2012 capped royalty financing transaction, less approximately $27.3 million spent on operations during the first nine months of 2012.

Recent Corporate Developments

In April 2012, Corcept began offering its first product, Korlym™ (mifepristone) 300 mg Tablets, as a once-daily oral treatment of hyperglycemia secondary to endogenous Cushing's syndrome in adult patients who have type 2 diabetes mellitus or glucose intolerance and have failed surgery or are not candidates for surgery. Korlym is the only FDA-approved treatment for endogenous Cushing's syndrome.

"We are pleased to bring this effective medicine to patients who badly need it," said Joseph K. Belanoff, M.D., Corcept's Chief Executive Officer. "We continue to take the steps necessary to foster adoption of this novel therapy, including hiring medical science liaisons in seven of our ten territories and adding, in October, 11 sales representatives. We have also significantly expanded our internet marketing capabilities."

Corporate Highlights

"This is an exciting time for Corcept," said Dr. Belanoff. "While our primary focus is on commercializing Korlym for endogenous Cushing's syndrome, the money we raised this quarter has allowed us to fully fund our long-term priorities, including expanding our phase 3 study of mifepristone for the treatment of psychotic depression and advancing more of our next generation selective GR-II antagonists to the clinic."

  Raised $46.1 million in July from the sale of common stock and $29.9 million in August from our capped royalty financing to support the commercialization of Korlym, increased research and development, pre-clinical and clinical activities.

  Continued building our commercial infrastructure, including hiring and training additional medical science liaisons, a field sales force, and other medical affairs and marketing personnel.

  Began increasing the number of clinical trial sites in our phase 3 trial of mifepristone for treatment of psychotic depression.

  Accelerated research and development and pre-clinical work on our proprietary families of next-generation selective GR-II antagonists.

  Submitted an NDA supplement seeking to qualify a second Korlym tablet manufacturer.

  Added Daniel M. Bradbury, former Chief Executive Officer and Board member of Amylin Pharmaceuticals, Inc. to our board of directors.

Conference Call Information

Corcept will hold a conference call on Wednesday, October 31, 2012 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss this announcement. To participate in the call please dial 1-866-813-5647 from the United States or +1-847-619-6249 internationally. The pass code is 33645011. Please dial in approximately 10 minutes before the start of the call.

A replay of the conference call will be available through November 13, 2012 at 1-888-843-7419 from the United States and +1-630-652-3042 internationally. The pass code is 33645011.

About Cushing's Syndrome

Endogenous Cushing's syndrome is caused by prolonged exposure of the body's tissues to high levels of the hormone cortisol and is generated by tumors that produce cortisol or ACTH. Cushing's syndrome is an orphan indication that most commonly affects adults aged 20 to 50. An estimated 10-15 of every one million people are newly diagnosed with this syndrome each year, resulting in over 3,000 new patients annually in the United States. An estimated 20,000 patients in the United States have Cushing's syndrome. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are also common. Cushing's syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Korlym™ (mifepristone) 300 mg Tablets

Korlym blocks the glucocorticoid receptor type II (GR-II) to which cortisol normally binds, thereby inhibiting the effects of excess cortisol in Cushing's syndrome patients. On April 10, 2012, Corcept made Korlym available as a once-daily oral treatment of hyperglycemia secondary to endogenous Cushing's syndrome in adult patients with glucose intolerance or diabetes mellitus type 2 who have failed surgery or are not candidates for surgery. Korlym is the first and only FDA-approved treatment for that illness and the FDA has designated it as an Orphan Drug for that indication. Orphan Drug designation is a special status designed to encourage the development of medicines for rare diseases and conditions. Because Korlym is an Orphan Drug, Corcept will have marketing exclusivity for the approved indication in the United States until February 2019.

About Psychotic Depression

Psychotic depression is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or bipolar I disorder. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with psychotic depression are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for psychotic depression.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic and psychiatric disorders. Korlym, a first generation GR-II antagonist, is the company's first FDA-approved medication. The company has a phase 3 trial underway for mifepristone for treatment of the psychotic features of psychotic depression and a portfolio of selective GR-II antagonists that block the effects of cortisol but not progesterone. It owns extensive intellectual property covering the use of GR-II antagonists, including mifepristone, in the treatment of a wide variety of metabolic and psychiatric disorders. It also holds composition of matter patents for its selective GR-II antagonists.

Statements made in this news release, other than statements of historical fact, are forward-looking statements. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances regarding the magnitude or timing of Corcept's revenues, the pace of Korlym's acceptance by physicians and patients, the reimbursement decisions of government or private insurers, the outcome of the company's phase 3 trial of mifepristone for the treatment of psychotic depression, the FDA's response to Corcept's NDA supplement, the effects of rapid technological change and competition, the protections afforded by Korlym's Orphan Drug Designation or by Corcept's other intellectual property rights, or the cost, pace and success of Corcept's product development efforts. These and other risks are set forth in the company's SEC filings, all of which are available from the company's website (http://www.corcept.com) or from the SEC's website (http://www.sec.gov). Corcept disclaims any intention or duty to update any forward-looking statement made in this news release.

                      CORCEPT THERAPEUTICS INCORPORATED
                          CONDENSED BALANCE SHEETS
                               (in thousands)

                                                 September 30,  December 31,
                                                      2012          2011
                                                 ------------- -------------
                                                  (Unaudited)      (Note)

ASSETS:
  Cash and cash equivalents                      $     101,628 $      39,635
  Trade receivables, net                                   354             -
  Inventory                                              2,477             -
  Other assets                                           1,065           198
                                                 ------------- -------------
    Total assets                                 $     105,524 $      39,833
                                                 ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Accounts payable                               $       1,574 $       3,611
  Deferred revenue                                          21             -
  Long-term obligation                                  30,575             -
  Other liabilities                                      1,703         1,415
  Stockholders' equity                                  71,651        34,807
                                                 ------------- -------------
    Total liabilities and stockholders' equity   $     105,524 $      39,833
                                                 ============= =============

Note: Derived from audited financial statements at that date.

                     CORCEPT THERAPEUTICS INCORPORATED
                     CONDENSED STATEMENTS OF OPERATIONS
                  (in thousands, except per share amounts)
                                (Unaudited)

                                  Three Months Ended     Nine Months Ended
                                     September 30,         September 30,
                                 --------------------  --------------------
                                    2012       2011       2012       2011
                                 ---------  ---------  ---------  ---------

Revenues:
  Product sales, net             $   1,055  $       -  $   1,930  $       -

Operating expenses:
  Cost of sales                         24          -         72          -
  Research and development*          3,008      3,228      9,218     14,355
  Selling, general and
   administrative*                   5,694      3,209     18,932      8,049
                                 ---------  ---------  ---------  ---------
    Total operating expenses         8,726      6,437     28,222     22,404
                                 ---------  ---------  ---------  ---------
Loss from operations                (7,671)    (6,437)   (26,292)   (22,404)

Interest and other income, net           -          3          -          3
Interest and other expense            (622)        (1)      (632)       (17)
                                 ---------  ---------  ---------  ---------
    Net loss                     $  (8,293) $  (6,435) $ (26,924) $ (22,418)
                                 =========  =========  =========  =========

Basic and diluted net loss per
 share                           $   (0.08) $   (0.08) $   (0.30) $   (0.27)
                                 =========  =========  =========  =========
Shares used in computing basic
 and diluted net loss per share     99,082     84,188     90,738     83,000
                                 =========  =========  =========  =========

*Includes non-cash stock-based
 compensation of the following:
    Research and development     $     160  $     110  $     416  $     432
    Selling, general and
     administrative                    833        844      3,848      1,971
                                 ---------  ---------  ---------  ---------
      Total non-cash stock-based
       compensation              $     993  $     954  $   4,264  $   2,403
                                 =========  =========  =========  =========

CONTACT:
Charles Robb
Chief Financial Officer
Corcept Therapeutics
650-688-8783
crobb@corcept.com
www.corcept.com